Exhibit 10.1

INVESTMENT TECHNOLOGY GROUP, INC.
FOURTH AMENDED AND RESTATED
1998 STOCK UNIT AWARD PROGRAM

1.                                       Purpose

This Fourth Amended and Restated 1998 Stock Unit Award Program (the “Program”) is implemented under the 1994 Stock Option and Long-Term Incentive Plan, as amended and restated (the “Plan”), of Investment Technology Group, Inc. (the “Company”) in order to provide an additional incentive to selected members of senior management and key employees to increase the success of the Company, by substituting stock units for a portion of the cash compensation payable to such persons on a mandatory basis, which stock units represent an equity interest in the Company to be acquired and held under the Program on a long-term, tax-deferred basis, and otherwise to promote the purposes of the Plan.  The Program is amended and restated herein, effective for deferrals made after June 30, 2003.  Deferrals made on or prior to June 30, 2003 shall be governed by the Program as in effect prior to this fourth amendment and restatement.

2.                                       Definitions

Capitalized terms used in the Program but not defined herein shall have the same meanings as defined in the Plan.  In addition to such terms and the terms defined in Section 1, the following terms used in the Program shall have the meanings set forth below:

2.1                                 “Account” means the account established for each Participant pursuant to Section 7(g) hereof.

2.2                                 “Actual Reduction Amount” means the amount by which a given quarterly or year-end bonus payment to a Participant is in fact reduced under Section 6.

2.3                                 “Administrator” shall be the person or committee appointed by the Committee to perform ministerial functions under the Program and to exercise other authority delegated by the Committee.

2.4                                 “Assigned Reduction Amount” means an amount determined by the Administrator in accordance with Section 6(b), in the case of an individual Participant, which shall be used under Section 7(a) to determine the number of Stock Units to be credited to the Participant’s Account in respect of a given calendar quarter.  The Assigned Reduction Amount does not accumulate from one quarter to the next.

2.5                                 “Basic Stock Unit” means a Stock Unit granted pursuant to the first sentence of Section 7(a).

2.6                                 “Cause” shall be deemed to exist where a Participant: (i) commits any act of fraud, willful misconduct or dishonesty in connection with their employment; (ii) fails, refuses or neglects to timely perform any material duty or job responsibility and such failure, refusal or neglect is not cured after appropriate warning; (iii) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Company or any of its subsidiaries or affiliates or any general written policy or directive of Company or any of its subsidiaries or affiliates; (v) commits a crime involving dishonesty, fraud or unethical business conduct, or a felony; or (vii) is expelled or suspended, or is subject to an order temporarily or permanently enjoining Participant from an area of activity which constitutes a significant portion of Participant’s activities by the Securities and Exchange Commission, the National Association of Securities Dealers Regulation, Inc., any national securities exchange or any self-regulatory agency or governmental authority, state, foreign or federal.

2.7                                 “Change of Control” means and shall be deemed to have occurred if:

(a)                                  any person (within the meaning of the Exchange Act), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 30% percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b)                                 the individuals who, as of the Effective Date, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the Effective Date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(c)                                  the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or one of its subsidiaries, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or one of its subsidiaries, or consummation of any such transaction if stockholder approval is not obtained, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(d)                                 the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or sub-stantially all of the Company’s assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

2.8                                 “Current Participant” means a Participant who, during the current year, is subject to mandatory payment of a portion of compensation by grant of Stock Units under the Program.

2.9                                 “Matching Stock Unit” means a Stock Unit granted pursuant to the second sentence of Section 7(a).

2.10                           “Participant” means an eligible person who is granted Stock Units under the Program, which Stock Units have not yet been settled.

2.11                           “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

2.12                           “Retirement” means Termination of Employment (other than a termination for Cause) after the Participant has reached age 65 or after the Participant has reached age 55 and has at least 10 years of service with the Company and its subsidiaries.

2.13                           “Stock Unit” means an award, granted pursuant to Section 6.5 and 6.6 of the Plan, representing a generally nontransferable right to receive one share of Common Stock at a specified future date together with a right to Dividend Equivalents as specified in Section 7(d) hereof and subject to the terms and conditions of the Plan and the Program.  Notwithstanding anything to the contrary, in the case of Stock Units granted to employees of ITG Canada Corp. and KTG Technologies Corp., the Committee may, in its discretion, settle such Stock Units by delivery of cash equal to the Fair Market Value on the settlement date of the number of shares of Common Stock equal to the number of such Stock Units.  Stock Units are bookkeeping units, and do not represent ownership of Common Stock or any other equity security.

2.14                           “Termination of Employment” means termination of a Participant’s employment by the Company or a subsidiary for any reason, including due to death or disability, immediately after which event the Participant is not employed by the Company or any subsidiary.

2.15                           “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors.

3.                                       Administration

(a)                                  Authority.  The Program shall be established and administered by the Committee, which shall have all authority under the Program as it has under the Plan; provided, however, that terms of the grant of Stock Units hereunder may not be inconsistent with the express terms set forth in the Program.  Ministerial functions under the Program and other authority specifically delegated by the Committee shall be performed or exercised by and at the direction of the Administrator.

(b)                                 Manner of Exercise of Authority.  Any action of the Committee or its delegatee with respect to the Program shall be final, conclusive, and binding on all persons, including the Company, subsidiaries, participants granted Stock Units which have not yet been settled, and any person claiming any rights under the Program from or through any Participant, except that the Committee may take action within a reasonable time after any such action superseding or overruling a prior action.

(c)                                  Limitation of Liability.  Each member of the Committee or delegatee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary or any agent or professional assisting in the administration of the Plan, such member or person shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Program, and such member or person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d)                                 Status as Subplan Under the Plan.  The Program constitutes a subplan implemented under the Plan, to be administered in accordance with the terms of the Plan.  Accordingly, all of the terms and conditions of the Plan are hereby incorporated by reference, and, if any provision of the Program or a statement or document relating to Stock Units granted hereunder conflicts with a provision of the Plan, the provision of the Plan shall govern.

4.                                       Stock Subject to the Program

Shares of Common Stock delivered upon settlement of Stock Units under the Program shall be shares reserved and available under the Plan.  Accordingly, Stock Units may be granted under the Program if sufficient shares are then reserved and available under the Plan, and the number of shares delivered in settlement of Stock Units hereunder shall be counted against the shares reserved and available under the Plan.  Awards may be granted under the Plan even though the effect of such grants will be to reduce the number of shares remaining available for grants hereunder.  Stock Units granted under the Program in place of compensation under the Plan resulting from a 162(m) Award (as defined in the Plan) or in place of compensation under the Company’s Pay-for-Performance Incentive Plan shall be subject to annual per-person limitations applicable to such compensation under such plan.

5.                                       Eligibility and Selection

The Committee may select any person who is eligible to be granted an Award under the Plan to be granted Stock Units under the Program as a mandatory portion of compensation otherwise payable to the Participant.  A Participant who is selected to be a Current Participant in one year will not necessarily be selected to be a Current Participant in a subsequent year.

6.                                       Mandatory Reduction of Bonus Compensation

(a)                                  (i)  Amount of Mandatory Reduction.  A Current Participant’s cash compensation shall be automatically reduced by an amount determined in accordance with the following schedule:

0% of the first $200,000 of annual compensation;
15% of the next $100,000 of annual compensation; and
20% of annual compensation in excess of $300,000.

The foregoing notwithstanding, the Committee may adjust the schedule applicable to an individual Current Participant and in no event will the amount by which cash compensation is reduced exceed the amount of bonus payable to the Participant.  For purposes of the Program, the amount by which cash compensation is reduced hereunder shall be calculated without regard to any reductions in compensation resulting from Participant’s contributions under any Section 401(k), Section 125, pension plan, or other plan of the Company or a subsidiary, and such amount shall not be deemed a reduction in the Participant’s compensation for purposes of any such Section 401(k), Section 125, pension plan, or other plan of the Company or a subsidiary.

(ii)    In lieu of the schedule set forth in Section 6(a)(i) above, each Current Participant who participated in the Program for the portion of calendar year 2003 prior to June 30 may make a one-time written, irrevocable election (in the form specified by the Committee) on or prior to June 30, 2003 to have any and all mandatory reductions under this Second Amended and Restated Program based on the following schedule:

5% of the first $100,000 of annual compensation;

10% of the next $100,000 of annual compensation;

15% of the next $100,000 of annual compensation; and

20% of annual compensation in excess of  $300,000.

(b)                                 Manner of Reduction of Compensation.  Amounts by which compensation is reduced under Section 6(a) will be subtracted from bonus amounts in respect of services during the year otherwise payable to the Current Participant at or following the end of the first three calendar quarters of such year and at or following the end of the year.  The amount by which each bonus amount payable following the end of the first three calendar quarters will be reduced will be calculated based on a reasonable estimate of total compensation for the year, taking into account the amount by which compensation previously has been reduced for the year (i.e., in the case of a Participant employed since the beginning of the year and for whom estimated annual compensation has not varied during the year, by calculating an estimated aggregate amount by which compensation will be reduced for the year and reducing the quarterly bonus payment by one-fourth of such amount), and will be calculated at the time the year-end bonus amount otherwise becomes payable based on actual compensation for the year, taking into account the amount by which compensation previously has been reduced for the year (i.e., by calculating the actual amount by which compensation will be reduced for the year and reducing the year-end bonus payment by that amount less the amount by which compensation was reduced in previous quarters).  The foregoing notwithstanding, the Administrator may determine in the case of any individual Participant, including a Participant who is not paid a bonus on a quarterly basis, the extent (if any) to which any bonus amounts other than the Participant’s year-end bonus amount shall be reduced taking into account the terms of the Participant’s compensation arrangement and the Participant’s individual circumstances.  In such cases, the Administrator may assign to the Participant an Assigned Reduction Amount for each calendar quarter, so that Stock Units will be automatically granted to such Participant under Section 7(a) at times and in amounts comparable to grants to other Participants, such that, on a full-year basis, the aggregate of the Participant’s Assigned Reduction Amounts and any Actual Reduction Amounts used to determine the number of Stock Units credited to the Participant’s Account under Section 7(a) for such year will equal the aggregate amount by which the Participant’s full-year’s compensation is to be reduced (after giving effect to adjustments under Section 7(b)).

7.                                       Grant of Stock Units

(a)                                  Automatic Grant of Stock Units.  Each Participant shall be automatically granted Basic Stock Units, as of fifteen days after the last day of each calendar quarter, in a number equal to the Participant’s Actual Reduction Amount or Assigned Reduction Amount (as applicable) divided by the Fair Market Value of a share of Common Stock on the last day of such calendar quarter. In addition, each Participant shall be automatically granted Matching Stock Units, as of fifteen days after the last day of each calendar quarter, in a number equal to 30% of the number of Basic Stock Units granted under this Section 7(a) at that date. Stock Units shall be initially credited to the Participant’s Account as of the date of grant (it being recognized, however, that the determination of the number of Stock Units granted and the posting of such transactions to the Account may occur after date of grant under this Section 7(a), based on the time at which quarterly bonus amounts are determined and the Actual Reduction Amount or Assigned Reduction Amount determined in accordance with Section 6 hereof).  Other provisions of the Program notwithstanding, no grant of Stock Units shall be effective until the date of grant specified in this Section 7(a), and, at any time prior to such date of grant, the Committee shall retain full discretion to adjust a Participant’s Actual Reduction Amount or Assigned Reduction Amount downward or otherwise reduce or cancel the automatic grant of Stock Units, provided that any such adjustment or reduction in the number of Stock Units to be issued shall result in a reversal of any corresponding reduction in compensation under Section 6(b).

(b)                                 Risk of Forfeiture; Cancellation of Certain Stock Units.  The Basic Stock Units, together with any Dividend Equivalents credited thereon, shall at all times be fully vested and non-forfeitable.  Matching Stock Units, together with any Dividend Equivalents credited thereon, will vest 50% on the third anniversary of the date of grant and the remaining 50% on the sixth anniversary of the date of grant, provided the Participant remains continuously employed by the Company through such vesting dates; provided, however, that all Matching Stock Units (together with Dividend Equivalents credited thereon) will vest in full at the time of Retirement of the Participant or at the time of closing of a transaction which constitutes a Change of Control, but in either such event the Matching Stock Units shall continue to be settled on the schedule set forth in Section 8(a) below; provided further, however, that all Matching Stock Units (together with Dividend Equivalents credited thereon) will vest in full at the time a Participant’s employment terminates due to his or her death or disability, and all stock units held by such Participant shall be settled as soon as practicable thereafter.  If the Participant’s employment by the Company terminates for any reason other than Retirement, death or disability prior to a vesting date, unless the Committee provides otherwise, all unvested Matching Stock Units, together with any Dividend Equivalents credited thereon, shall be forfeited to the Company.  The foregoing notwithstanding, if, at the end of a given year (upon calculation of year-end bonuses), the aggregate of the Participant’s Actual Reduction Amounts and any Assigned Reduction Amounts used to determine the number of Stock Units credited under Section 7(a) for such year exceeds the amount by which the full-year’s compensation should have been reduced under Section 6(a) (the “corrected full-year amount”), the Participant shall be paid in cash, without interest, the amount (if any) by which such Actual Reduction Amounts and Assigned Reduction Amounts exceeded such corrected full-year amount, and any Stock Units (including Basic Stock Units and Matching

Stock Units relating thereto) credited to the Participant under Section 7 as a result of such excess Actual Reduction Amounts and Assigned Reduction Amounts shall be cancelled.  Unless otherwise determined by the Administrator, the Stock Units to be cancelled shall be cancelled from each of the four quarterly grants in the proportion the Actual Reduction Amounts and Assigned Reduction Amounts used in determining such quarterly grant bore to the aggregate of the Actual Reduction Amounts and Assigned Reduction Amounts used in determining all grants of Stock Units over the full year.

(c)                                  Nontransferability.  Stock Units and all rights relating thereto shall not be transferable or assignable by a Participant, other than by will or the laws of descent and distribution, and shall not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, or similar process.

(d)                                 Dividend Equivalents on Stock Units.  Dividend Equivalents shall be credited on Stock Units as follows:

(i)                   Cash and Non-Common Stock Dividends.  If the Company declares and pays a dividend or distribution on Common Stock in the form of cash or property other than shares of Common Stock, then a number of additional Stock Units shall be credited to a Participant’s Account as of the payment date for such dividend or distribution equal to (i) the number of Stock Units credited to the Account as of the record date for such dividend or distribution multiplied by (ii) the amount of cash plus the fair market value of any property other than shares actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by (iii) the Fair Market Value of a share of Common Stock at such payment date.

(ii)                Common Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional Stock Units shall be credited to the Participant’s Account as of the payment date for such dividend or distribution or forward split equal to (i) the number of Stock Units credited to the Account as of the record date for such dividend or distribution or split multiplied by (ii) the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(e)                                  Adjustments to Stock Units.  The number of Stock Units credited to each Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participants’ rights with respect to such Stock Units, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.5 of the Plan, taking into account any Stock Units credited to the Participant in connection with such event under Section 7(d).

(f)                                    Fractional Shares.  The number of Stock Units credited to a Participant’s Account shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee.

(g)                                 Accounts and Statements. The Administrator shall establish, or cause to be established, an Account for each Participant.  An individual statement of each Participant’s Account will be issued to each Participant not less frequently than annually.  Such statements shall reflect the Stock Units credited to the Participant’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Administrator.  Such statement may include information regarding other plans and compensatory arrangements for Directors.

(h)                                 Consideration for Stock Units.  Stock Units shall be granted for the general purposes set forth in Section 1 of the Program. Except as specified in Section 6 and 7 of the Program, a Participant shall not be required to pay any cash consideration or other tangible or definable consideration for Stock Units, nor may a Participant choose to receive Stock Units in lieu of other compensation or other compensation in lieu of Stock Units.  No negotiation shall take place between the Company and any Participant as to the amount, timing, or other terms of an award of Stock Units.

8.                                       Settlement

(a)                                  Issuance and Delivery of Shares in Settlement.  Stock Units, together with any Dividend Equivalents credited thereon, shall be settled by issuance and delivery to the Participant or, following his death, to the Participant’s designated beneficiary, of a number of shares of Common Stock equal to the number of such Stock Units as follows:  50% promptly following the third anniversary of the date of grant of the Stock Units and the remaining 50% promptly following the sixth anniversary of the date of grant of the Stock Units; provided, however, that the Committee may, in its discretion, accelerate the settlement date of any or all Stock Units.  The Committee may, in its discretion, make delivery of shares hereunder by depositing such shares into an account maintained for the Participant (or of which the Participant is a joint owner, with the consent of the Participant) established in connection with the Company’s Employee Stock Purchase Plan or another plan or arrangement providing for investment in Common Stock and under which the Participant’s rights are similar in nature to those under a stock brokerage account.  If the Committee determines to settle Stock Units by making a deposit of shares into such an account, the Company may settle any fractional share by means of such deposit.  In other circumstances or if so determined by the Committee, the Company shall instead pay cash in lieu of fractional shares, on such basis as the Committee may determine.  In no event will the Company in fact issue fractional shares.  Notwithstanding anything to the contrary, in the case of Stock Units granted to employees of ITG Canada Corp. and KTG Technologies Corp., the Committee may, in its discretion, settle such Stock Units by delivery of cash equal to the Fair Market Value on the settlement date of the number of shares of Common Stock equal to the number of such Stock Units.  Upon settlement of Stock Units, all obligations of the Company in respect of such Stock Units shall be terminated, and the shares so distributed shall no longer be subject to any restriction or other provision of the Program.

(b)                                 Tax Withholding.  The Company and any subsidiary may deduct from any payment to be made to a Participant any amount that federal, state, local, or foreign tax law requires to be withheld with respect to the settlement of Stock Units.  At the election of the Committee, the Company may withhold from the shares of Common Stock to be distributed in settlement of Stock Units that number of shares having a Fair Market Value, at the settlement date, equal to the amount of such withholding taxes.

(c)                                  No Elective Deferral.  Participant’s may not elect to further defer settlement of Stock Units or otherwise to change the applicable settlement date under the Program.

9.                                       General Provisions

(a)                                  No Right to Continued Employment.  Neither the Program nor any action taken hereunder, including the grant of Stock Units, will be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries, nor will it interfere in any way with the right of the Company or any of its subsidiaries to terminate such employee’s employment at any time.

(b)                                 No Rights to Participate; No Stockholder Rights.  No Participant or employee will have any claim to participate in the Program, and the Company will have no obligation to continue the Program.  A grant of Stock Units will confer on the Participant none of the rights of a stockholder of the Company (including no rights to vote or receive dividends or distributions) until settlement by delivery of Common Stock, and then only to the extent that such Stock Unit has not otherwise been forfeited by the Participant.

(c)                                  Changes to the Program.  The Committee may amend, alter, suspend, discontinue, or terminate the Program without the consent of Participants; provided, however, that, without the consent of an affected Participant, no such action shall materially and adversely affect the rights of such Participant with respect to outstanding Stock Units, except insofar as the Committee’s action results in accelerated settlement of the Stock Units.

10.                                 Effective Date and Termination of Program.  This fourth amended and restated Program shall become effective as of June 30, 2003 (the “Effective Date”), and shall apply to deferrals made after such date.  Unless earlier terminated under Section 9(c), the Program shall terminate at such time after 2003 as no Stock Units previously granted under the Program remain outstanding.

Adopted by the Committee:	June 4, 1998
Amended and restated by the Committee:	February 25, 1999
Amended and restated by the Committee:	March 20, 2002
Amended and restated by the Committee:	September 3, 2002
Amended and restated by the Committee:	June 30, 2003